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                                                   Exhibit (h)(3)

                  EXPENSE LIMITATION AGREEMENT

                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105


                                   July 7, 2000



ALLIANCE SELECT INVESTOR SERIES, INC.
1345 Avenue Of The Americas
New York, New York 10105


Dear Sirs:

         Alliance Capital Management L.P. herewith confirms our

agreement with you as follows:



         1.   You are an open-end, non-diversified management

investment company registered under the Investment Company Act of

1940, as amended (the "Act"), and are authorized to issue shares of separate series (portfolios), with each portfolio having its own investment objective, policies and restrictions.  You propose to engage in the business of investing and reinvesting the assets of each of your portfolios in accordance with applicable

limitations.  Pursuant to an Advisory Agreement dated as of

July 13, 1998, as amended July 7, 2000 (the "Advisory

Agreement"), you have employed us to manage the investment and reinvestment of such assets.






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         2.   We hereby agree that, notwithstanding any provision

to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses of every

character incurred by your Biotechnology Portfolio (the

"Portfolio"), including but not limited to the fees ("Advisory

Fees") payable to us pursuant to the Advisory Agreement (the

"Limitation").  Under the Limitation, we agree that, through July

31, 2001, such expenses shall not exceed a percentage (the

"Percentage Expense Limitation") of the average daily net assets of the Portfolio equal to, on an annualized basis, 3.25% in the case of the Class A shares and 3.95% in the case of the Class B shares and the Class C shares.  To determine our liability for the Portfolio's expenses in excess of the Percentage Expense

Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense

Limitation based on the number of days elapsed within the fiscal year of the Portfolio, or limitation period, if shorter (the

"Prorated Limitation").  The Prorated Limitation shall be

compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses").  If

Advisory Fees and other expenses of the Portfolio for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees").  In the event such excess exceeds the amount due as Advisory Fees, we




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shall be responsible to the Portfolio for the additional excess

("Other Expenses Exceeding Limit").  If cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit remain at July 31,

2001, these amounts shall be paid to us in the future, provided that (1) no such payment shall be made to us after June 30, 2003,

(2) such payment shall be made only to the extent that it does not cause the Portfolio's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of organizational and offering expenses (as defined by the Financial Accounting

Standards Board) recorded by you for financial reporting purposes on or before July 31, 2001.



         3.   Nothing in this Agreement shall be construed as

preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after July 31, 2001; nor shall anything herein be construed as requiring that we limit, waive or

reimburse any of your expenses incurred after July 31, 2001, or,

except as expressly set forth herein, prior to such date.



         4.   This Agreement shall become effective on the date

hereof and remain in effect until June 30, 2003.  This Agreement may be terminated by either party hereto upon not less than 60




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days' prior written notice to the other party.  Upon the

termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the

provisions of paragraph 2.



         5.   This Agreement shall be construed in accordance

with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the

Act.




































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         If the foregoing is in accordance with your

understanding, will you kindly so indicate by signing and

returning to us the enclosed copy hereof.



                             Very truly yours,

                             ALLIANCE CAPITAL MANAGEMENT L.P.

                             By ALLIANCE CAPITAL MANAGEMENT
                                  CORPORATION, its general
                                  partner

                                  /s/ John D. Carifa
                             By_____________________________



Agreed to and accepted
as of the date first set forth above.



ALLIANCE SELECT INVESTOR SERIES, INC.

    /s/ Edmund P. Bergan, Jr.
By__________________________























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